EXHIBIT 10.23.1

                         Amendment to Purchase Contract

RWG Energy, Inc. ("Seller") and Targa North Texas LP, successor-in-interest to Targa Midstream Services Limited Partnership ("Buyer") entered into a Gas Purchase Contract dated January 30, 1998 ("the Contract").

Seller and Buyer now wish to amend the Contract, as set forth herein.

Now therefore, in consideration of the premises and other valuable consideration, Seller and Buyer agree as follows:

The provision entitled "ARTICLE X - COMPENSATION TO SELLER", Subsections A. Plant Products, B. Residue Gas and (paragraph) C. is hereby deleted in its entirety and replaced with the following:

                       ARTICLE X - COMPENSATION TO SELLER

Buyer shall pay to Seller as total compensation for the Gas delivered hereunder the sum of the values computed in accordance with subsections A. and B. of this Article.

A. Plant Products - An amount equal to Seller's allocated gallons of Plant Products (determined as provided in the Allocation of Plant Products provision hereof) times * times the "current weighted average net sales price" of such Plant Products.

     The "current weighted average net sales price" of each Plant Product shall be determined by dividing the total gallons of such product produced and sold during the accounting period involved into the "Net proceeds f.o.b. Plant" received from sales of such Plant Products for such period by Buyer.

     "Net proceeds f.o.b. Plant" shall be the total gross proceeds received by Buyer from the sale of each Plant Product during each accounting period less any charges for tank car rental, sales commissions, taxes, pipeline transportation costs, and similar costs and expenses incurred or made in connection with the sale, transportation, and delivery of such Plant Product.

     When Buyer sells Plant Products through its own marketing organization, the sales commissions shall be commensurate with the current commission being charged in the industry by independent brokers handling like products;

B. Residue Gas - An amount equal to * of the net proceeds received from the sale of such Residue Gas.

     The volume of "Residue Gas" shall be determined by application of the Allocation of Residue Gas provision hereof. "Net Proceeds" as herein used shall mean the total gross proceeds received by Buyer from the sale of surplus Residue Gas during each accounting period less any costs incurred by Buyer for transporting or compression required to market the Residue Gas.

The effective date of this Amendment is April 1, 2006.

All other provisions of the Contract shall remain in full force and effect.


Accepted and Agreed to:                      Accepted and Agreed to:

RWG Energy, Inc.                             Targa North Texas LP
                                             By:  Its General Partner,
                                                  Targa North Texas GP LLC

By:  /s/Larry G. Rampey                      By:  /s/Clark White

Printed Name:  Larry G. Rampey               Printed Name:  Clark White

Title:  Sr. V.P. Operations                  Title:  Vice President

Date:  May 10, 2006                          Date:  May 8, 2006

Owner's Federal Tax ID Number:               Company's Federal Tax ID Number:
           020685292                                      20-4036176

Address:                                     Address:

Suite 650                                    1000 Louisiana Suite 4700
5100 Skelly Drive                            Houston, TX  77002
Tulsa, OK  74135



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* Confidential information has been omitted and filed separately with the
Securities and Exchange Commission.